Exhibit 99.2

INDEX OF FINANCIAL STATEMENTS

Description	Page Number
Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at December 4, 2009	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New York Community Bancorp, Inc.:

We have audited the accompanying statement of assets acquired and liabilities assumed by New York Community Bancorp, Inc. pursuant to the Purchase and Assumption Agreement dated December 4, 2009. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by New York Community Bancorp, Inc. pursuant to the Purchase and Assumption Agreement dated December 4, 2009, is fairly presented, in all material respects, on the basis of accounting described in Note 1.

/s/ KPMG LLP
New York, New York
February 19, 2010

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(in thousands)	December 4, 2009
Assets
Cash and cash equivalents	$4,029,729
Securities available for sale:
Mortgage-related securities	121,846
Other securities	638,170

Total securities	760,016
Loans covered by loss sharing agreements:
One- to four-family mortgage loans	4,701,591
Home equity lines of credit (“HELOCs”) and consumer loans	314,412

Total loans covered by loss sharing agreements	5,016,003
FDIC loss share receivable	740,000
Federal Home Loan Bank (“FHLB”) of Cincinnati stock	110,592
Core deposit intangible	40,797
Other assets	275,827

Total assets acquired	$10,972,964

Liabilities
Deposits:
NOW and money market accounts	$2,861,172
Savings accounts	878,365
Certificates of deposit	3,853,929
Non-interest-bearing accounts	613,678

Total deposits	8,207,144
Borrowed funds:
FHLB advances	2,119,632
Repurchase agreements	461,180

Total borrowed funds	2,580,812
Other liabilities	95,821

Total liabilities assumed	$10,883,777

Net assets acquired	$89,187

The accompanying notes are an integral part of this financial statement.

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

NOTE 1 — BASIS OF PRESENTATION

New York Community Bancorp, Inc. (the “Company”) is a bank holding company. Our principal business is to serve as a holding company for our banking subsidiaries, New York Community Bank and New York Commercial Bank, which we refer to as the “Community Bank” and the “Commercial Bank,” respectively, and collectively, as the “Banks.” When we say “we”, “our” or the “Company”, we mean the Company on a consolidated basis with the Banks.

The accounting and reporting policies of the Company are in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP.

As described in Note 2, the Community Bank acquired certain assets and assumed certain liabilities of the former AmTrust Bank (“AmTrust”) from the Federal Deposit Insurance Corporation (the “FDIC”) in an FDIC-assisted transaction (the “AmTrust acquisition”) on December 4, 2009. The AmTrust acquisition constitutes a business combination as defined by Topic 805 (“Business Combinations”) of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). ASC 805 establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. Accordingly, the acquired assets, including the FDIC loss share receivable (which is accounted for as an indemnification asset under ASC 805) and identifiable intangible assets, and the assumed liabilities in the AmTrust acquisition, were measured and recorded at estimated fair value as of the December 4, 2009 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and Cash Equivalents

Included in cash and cash equivalents are cash and due from banks of $394.1 million, federal funds sold of $415.0 million, and $3.2 billion due from the FDIC. Cash payments of $3.0 billion and $186.0 million were made by the FDIC to the Community Bank on December 7 and December 30, 2009, respectively, to consummate the acquisition. The estimated fair values of cash and cash equivalents approximate their stated face amounts, as these financial instruments are either due on demand or have short-term maturities.

Investment Securities and FHLB Stock

Quoted market prices for the securities were used to determine their fair values. If quoted market prices were not available for the specific security, then quoted prices for similar securities in active markets were used to estimate the fair value.

The fair value of FHLB stock approximates the redemption amount.

Loans

The acquired loan portfolio is segregated into various components for valuation purposes in order to group loans based on their significant financial characteristics, such as loan type (mortgages, HELOCs, or consumer), borrower type, and payment status (performing or non-performing). The estimated fair values of mortgage and other loans are computed by discounting the anticipated cash flows from the respective portfolios. We estimated the cash flows expected to be collected at the acquisition date by using interest rate risk and prepayment risk models that incorporate our best estimate of current key assumptions, such as default rates, loss severity rates, and prepayment speeds. Prepayment assumptions use swap rates and various relevant reference rates (e.g., U.S. Treasury obligations) as benchmarks. Prepayment assumptions are developed by reference to historical prepayment speeds of loans with similar characteristics and by developing base curves for loans with particular reset and prepayment penalty periods. Once the base curves are determined, other factors that will influence constant prepayment rates in the future include, but are not limited to, current loan-to-value ratios, loan balances, home price appreciation, documentation type, and forward rates. Loss severity rates are based on, or developed by using, historical loss rates of loans in a loan performance database. The major inputs include, but are not limited to, current loan-to-value ratios, home price appreciation, payment history, original FICO scores, original debt-to-income ratios, property type, and loan balances.

The expected cash flows from the acquired loan portfolio were discounted at market rates. The discount rates assume a risk-free rate plus an additional spread to compensate for the uncertainty inherent in the acquired loans. The methods used to estimate fair value are extremely sensitive to the assumptions and estimates used. While management has attempted to use assumptions and estimates that best reflect the acquired loan portfolio and current market conditions, a greater degree of subjectivity is inherent in these values than in those determined in active markets. Accordingly, readers are cautioned in using this information for purposes of evaluating the financial condition and/or value of the Company in and of itself or in comparison with any other company.

FDIC Loss Share Receivable

The FDIC loss share receivable is measured separately from the covered assets as it is not contractually embedded in any of the covered assets. For example, the loss share receivable related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity. The fair value of the loss share receivable represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets, based on the credit adjustment estimated for each covered asset and the loss sharing percentages. The estimated gross cash flows associated with this receivable are approximately $889 million. These cash flows were then discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. The amount ultimately collected for this asset is dependent upon the performance of the underlying covered assets, the passage of time, and claims submitted to the FDIC.

Core Deposit Intangible (“CDI”)

CDI is a measure of the value of non-interest checking, savings, and NOW and money market deposits that are acquired in business combinations. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding, relative to an alternative source of funding. The CDI related to the AmTrust acquisition will be amortized over an estimated useful life of seven years to approximate the existing deposit relationships acquired. The Company evaluates such identifiable intangibles for impairment when an indication of impairment exists.

Deposit Liabilities

The fair values of deposit liabilities with no stated maturity (i.e., NOW and money market accounts, savings accounts, and non-interest-bearing accounts) are equal to the carrying amounts payable on demand. The fair values of certificates of deposit represent contractual cash flows, discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

Borrowed Funds

The estimated fair value of borrowed funds is based on either bid quotations received from securities dealers or on the discounted value of contractual cash flows with interest rates currently in effect for borrowed funds with similar maturities.

Deferred Income Taxes

Deferred income taxes relate to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in the transaction. The Company’s deferred income taxes were measured using a combined federal and state tax rate of approximately 40%.

Derivatives

For exchange-traded futures and exchange-traded options, the fair value is based on observable quoted market prices in an active market. For forward commitments to buy and sell loans and mortgage-backed securities, the fair value is based on observable market prices for similar securities in an active market. For interest rate lock commitments for residential mortgage loans that the Company intends to sell, the fair value is based on internally developed models. The key model inputs primarily include the sum of the value of the forward commitment based on the loan’s expected settlement date, the value of mortgage servicing rights arrived at by an independent mortgage servicing rights broker, government agency price adjustment factors, and historical interest rate lock commitment fall-out factors.

Use of Estimates

The Company’s management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the Statement of Assets Acquired and Liabilities Assumed. Management exercised significant judgment regarding assumptions about discount rates, future expected cash flows (including prepayments), default rates, market conditions, and other future events that are highly subjective in nature and subject to change, and all of which affected the estimation of the fair values of the assets acquired and the liabilities assumed in the AmTrust acquisition. Actual results could differ from those estimates, and others provided with the same information could draw different reasonable conclusions and calculate different fair values. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 — FDIC-ASSISTED ACQUISITION

On December 4, 2009, the Community Bank acquired certain assets and assumed certain liabilities of AmTrust from the FDIC in an FDIC-assisted transaction. Headquartered in Cleveland, Ohio, AmTrust was a savings bank that operated 29 branch locations in Ohio, 25 locations in Florida, and 12 locations in Arizona.

As part of the Purchase and Assumption Agreement entered into by the Community Bank with the FDIC, the Community Bank entered into loss sharing agreements, whereby the FDIC will cover a substantial portion of any future losses on loans. The acquired loans that are subject to the loss sharing agreements are collectively referred to as “covered loans.” Under the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Community Bank for 80% of losses of up to $907 million with respect to the covered loans. The FDIC will reimburse the Community Bank for 95% of losses in excess of $907 million with respect to the covered loans.

In addition, the Community Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Community Bank 80% reimbursement under the loss sharing agreements, and for 95% of recoveries with respect to losses for which the FDIC paid the Community Bank 95% reimbursement under the loss sharing agreements. The expected reimbursements under the loss sharing agreements were recorded as an indemnification asset (the aforementioned FDIC loss share receivable) at an estimated fair value of $740.0 million on the acquisition date. The loss sharing agreements are subject to the Company following certain servicing procedures, as specified in the agreements with the FDIC.

Furthermore, the Community Bank has agreed to pay to the FDIC, on January 18, 2020 (the “True-Up Measurement Date”), half of the amount, if positive, calculated as (1) $181,400,000 minus (2) the sum of (a) 25% of the asset discount bid made in connection with the AmTrust acquisition; (b) 25% of the Cumulative Shared-Loss Payments (as defined below); and (c) the sum of the period servicing amounts for every consecutive twelve-month period prior to, and ending on, the True-Up Measurement Date in respect of each of the shared loss agreements during which the applicable shared loss agreement is in effect (with such period servicing amounts to equal, for any twelve-month period with respect to which each of the shared loss agreements during which such shared loss agreement is in effect, the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period and 1%). For the purposes of the above calculation, Cumulative Shared-Loss Payments means (i) the aggregate of all of the payments made or payable to the Community Bank under the Shared-Loss Agreements minus (ii) the aggregate of all of the payments made or payable to the FDIC under the Shared-Loss Agreements.

The above reimbursable losses and recoveries are based on the book value of the relevant loans and other assets as determined by the FDIC as of the effective date of the acquisition. The amount that the Community Bank realizes on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods. Based on the closing with the FDIC as of December 4, 2009, the Community Bank (a) acquired $5.0 billion in loans, $760.0 million in investments, $4.0 billion in cash and cash equivalents (including $3.2 billion due from, and subsequently paid by, the FDIC), and $1.2 billion in other assets; and (b) assumed $8.2 billion in deposits, $2.6 billion in borrowings, and $95.8 million in other liabilities.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the December 4, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after that date. In addition to assuming certain liabilities in the transaction, the Company issued an equity appreciation instrument to the FDIC as part of the consideration. This instrument was valued at $8.3 million when issued. The application of the acquisition method of accounting resulted in a net after-tax gain of $84.2 million.

A summary of the net assets acquired and the estimated fair value adjustments resulting in the net gain follows:

(in thousands)	December 4, 2009
AmTrust’s cost basis liabilities in excess of assets	$(2,799,630)
Cash payments received from the FDIC	3,220,650

Net assets acquired before fair value adjustments	421,020
Fair value adjustments:
Loans	(946,083)
FDIC loss share receivable	740,000
Core deposit intangible	40,797
FHLB borrowings	(69,814)
Repurchase agreements	(11,180)
Certificates of deposit	(26,858)
FDIC equity appreciation instrument	(8,275)

Pre-tax gain on the AmTrust acquisition	$139,607
Deferred income tax liability	(55,410)

Net after-tax gain on the AmTrust acquisition	$84,197

The net gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. As indicated in the preceding table, net liabilities of $2.8 billion (i.e., the cost basis) were transferred to the Company in the AmTrust acquisition, and the FDIC made a cash payment to the Company of $3.2 billion.

NOTE 3 — INVESTMENT SECURITIES AND FHLB STOCK

The fair value of securities acquired is as follows:

(in thousands)	December 4, 2009
Mortgage-related Securities:
Government-sponsored enterprise (“GSE”) certificates	$121,846

Total mortgage-related securities	121,846

Other Debt Securities:
U.S. Treasury obligations	607,958
GSE debentures	30,212

Total other debt securities	638,170

Total securities acquired	$760,016

These securities served as partial collateral for certain borrowings at December 4, 2009. See Note 6—Borrowings.

Securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at December 4, 2009 is shown below by contractual maturity.

(in thousands)	Fair Value
Due within one year	$578,697
Due after one through five years	59,543
Due after five through ten years	565
Due after ten years	121,211

Total investment securities	$760,016

We also acquired $110.6 million of FHLB of Cincinnati stock.

NOTE 4 — LOANS COVERED BY THE LOSS SHARING AGREEMENTS

The loans covered by the loss sharing agreements at December 4, 2009 are summarized as follows:

	December 4, 2009
(dollars in thousands)	Amount	Percent of Covered Loans
Loan Category:
One- to four-family mortgage loans	$5,554,652	93.2%
HELOCs	404,130	6.7
Consumer loans	3,304	0.1

Total loans	$5,962,086	100.0%
Total discount resulting from acquisition date fair value adjustment	(946,083)

Net loans covered by loss sharing agreements	$5,016,003

We refer to the loans acquired in the AmTrust acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on these loans under the terms of the FDIC loss sharing agreements. Covered loans are accounted for under FASB ASC Topic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the December 4, 2009 acquisition date, we estimated the fair value of the AmTrust loan portfolio, excluding loans held for sale, at $4.7 billion, which represents the expected cash flows from the portfolio discounted at market-based rates. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”); and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is referred to as the “nonaccretable difference.” The nonaccretable difference represents an estimate of the credit risk in the AmTrust loan portfolio at the acquisition date. At December 4, 2009, the accretable yield was $2.1 billion and the non-accretable difference was $1.2 billion. Under FASB ASC Topic 310-30, purchasers are permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. There were $55.1 million in covered loans that were delinquent at December 4, 2009.

Covered loans under the loss sharing agreements with the FDIC are reported exclusive of the FDIC loss share receivable. The covered loans acquired in the AmTrust transaction are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the December 4, 2009 acquisition date, the decrease in the present value of expected cash flows will be recorded as a provision for covered loan losses charged to earnings and an allowance for covered loan losses will be established. A related credit to income and an increase in the FDIC loss share receivable will be recognized at the same time, measured based on the loss share percentages described above.

NOTE 5 — DEPOSITS

The following table presents a summary of the deposits assumed and the interest rates in effect at the acquisition date:

	December 4, 2009
(dollars in thousands)	Amount	Rate
Non-interest-bearing accounts	$613,678	—%
NOW and money market accounts	2,861,172	1.13
Savings accounts	878,365	0.95
Certificates of deposit under $100 thousand	2,710,134	2.22
Certificates of deposit $100 thousand and over	1,116,937	2.32
Certificates of deposit fair value adjustment	26,858	—

Total deposits	$8,207,144

The scheduled maturities of certificates of deposit at the acquisition date are as follows:

(in thousands)	December 4, 2009
3 months or less	$948,973
Over 3 months through 6 months	858,195
Over 6 months through 12 months	1,448,160
Over 12 months	571,743

Total	$3,827,071

We recorded CDI of $40.8 million with an estimated seven-year life. The estimated amortization expense for the remainder of 2009 and for the subsequent years is as follows:

(in thousands)	Estimated Amortization Expense
2009	$850
2010	10,078
2011	8,621
2012	7,164
2013	5,707
2014	4,250
2015	2,792
2016	1,335

Total	$40,797

NOTE 6 — BORROWINGS

The FHLB advances assumed at December 4, 2009 consist of both term and callable advances. The maturities indicated in the following table are the contractual maturities for all advances. At December 4, 2009, $200.0 million of advances were callable in 2009 and $625.0 million of advances are callable in 2010. While the FHLB may call the advances to be repaid for any reason, they are likely to be called if market interest rates are higher than the advances’ stated rates on the call dates. We may repay the advances at any time with a prepayment penalty.

The following is a summary of the FHLB advances acquired at December 4, 2009:

(dollars in thousands)	Amount	Contractual Rate
Year of Maturity:
2009	$415,000	0.14%
2010	1,000,222	4.06
2011	844	5.76
2012	53,114	4.37
2013	2,712	5.58
2014	100,532	3.79
2015	856	1.55
2017	200,000	3.86
2018	276,538	2.51
Fair value adjustment	69,814	—

Total	$2,119,632	3.06

The following table summarizes the repurchase agreements outstanding at December 4, 2009:

(dollars in thousands)	Amount	Contractual Rate
Year of Maturity:
2010	$400,000	4.73%
2012	50,000	4.21
Fair value adjustment	11,180	—

Total	$461,180	4.68

We extinguished these liabilities in December 2009 with a cash payment of $461.2 million.

NOTE 7 — DEFERRED INCOME TAXES

The deferred income tax liability of $55.4 million as of December 4, 2009 is included in other liabilities and is related to the difference between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. For income tax purposes, the AmTrust acquisition will be accounted for as an asset purchase, and the tax bases of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Code and regulations. We did not acquire any of the tax attributes of AmTrust’s assets and liabilities.

NOTE 8 — DERIVATIVE FINANCIAL INSTRUMENTS

The assets acquired and liabilities assumed at December 4, 2009 included fair values of certain derivative instruments to manage interest rate risks. These instruments consisted of financial forward and futures contracts, interest rate lock commitments, swaps, and options. These derivatives relate to mortgage banking operations, mortgage servicing rights, and other risk management activities.

The Company held derivatives with a notional amount of $4.0 billion not designated as hedges at December 4, 2009. Changes in the fair value of these derivatives are reflected in current period earnings.

The following table sets forth information concerning the derivative financial instruments at the acquisition date:

	December 4, 2009
(in thousands)	Notional Amount	Fair Value (1)
		Gain	Loss
Derivatives Not Designated as Hedges:
Mortgage banking:
Interest rate lock commitments	$1,352,898	$5,689	$—
Option trades (2)	115,000	782	—
Futures contracts	225,000	—	(446)
Forward rate agreements	1,122,032	—	(5,553)
Mortgage servicing rights:(3)
Option trades (2)	200,000	1,218	—
Forward rate agreements	475,000	3,945	—
Other risk management activities:
Interest rate swaps	475,000	—	(18,868)

Total derivatives	$3,964,930	$11,634	$(24,867)

(1)	Derivatives in a net gain position are recorded as other assets and derivatives in a net loss position are recorded as other liabilities in the Statement of Assets Acquired and Liabilities Assumed.
(2)	Indicates fair value of options on December 4, 2009.
(3)	These positions were terminated at a gain of $3.1 million subsequent to December 4, 2009.

The Company uses various financial instruments, including derivatives, in connection with strategies to reduce price risk resulting from changes in interest rates. Derivative instruments may include interest rate lock commitments entered into with borrowers or correspondents/brokers to acquire conforming fixed and adjustable rate residential mortgage loans that will be held for sale. Other derivative instruments include treasury options and Eurodollar futures. The Company’s derivatives are recorded at fair value and included in other assets or other liabilities in the Statement of Assets Acquired and Liabilities Assumed. Gains or losses due to changes in the fair value of the derivatives are recognized currently in earnings.

The Company enters into forward contracts to sell fixed rate mortgage-backed securities to protect against changes in the prices of conforming fixed rate loans held for sale. Forward contracts are entered into with securities dealers in an amount related to the portion of interest rate lock commitments that are expected to close. The value of these forward sales contracts moves inversely with the value of the loans in response to changes in interest rates.

To manage the price risk associated with fixed rate nonconforming mortgage loans, the Company generally enters into forward contracts on mortgage-backed securities or forward commitments to sell loans to approved investors. Short positions in Eurodollar futures contracts are used to manage price risk on adjustable rate mortgage loans held for sale.

The Company also purchases put and call options to manage the risk associated with variations in the amount of interest rate lock commitments that ultimately close.

The Company also manages a portion of the risk associated with changes in the value of mortgage servicing rights intended for sale. The general strategy for hedging the value of servicing assets is to purchase hedge instruments that gain value when interest rates fall, thereby offsetting the corresponding decline in the value of the mortgage servicing rights. The Company purchases call options on Treasury futures and enters into forward contracts to purchase fixed rate mortgage-backed securities to offset the risk of declines in the value of mortgage servicing rights.

NOTE 8 — SUBSEQUENT EVENTS

Subsequent events are events and transactions that occur after the date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. We have evaluated events and transactions occurring subsequent to December 4, 2009 through February 19, 2010, the date of filing of this report. Such evaluation resulted in no adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed.